Exhibit 99.1

CARBIZ INC.

Annual General and Special Meeting of Shareholders

NOTICE OF MEETING AND
MANAGEMENT INFORMATION CIRCULAR

Meeting to be held at:
Hyatt Sarasota
at 1000 Boulevard Of The Arts, Sarasota, Florida
on June 22nd, 2007 at 5:00 p.m. (Sarasota time)

May 24, 2007

The attached Management Information Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of CarBiz Inc. for use at the annual general and special meeting of holders of Common Shares of the Corporation to be held on June 22, 2007 at the time and place and for the purposes set out in the accompanying Notice of Annual General and Special Meeting and any adjournment thereof.

No person has been authorized to give any information or make any representation in connection with any matters to be considered at the meeting, other than as contained in the Management Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

CARBIZ INC.
7405 N. Tamiami Trail
Sarasota, FL 34243

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

TO:      THE HOLDERS OF COMMON SHARES OF CARBIZ INC.

TAKE NOTICE THAT an Annual Meeting (the "Meeting") of the shareholders of CARBIZ INC. (the "Corporation") will be held at Hyatt Sarasota at 1000 Boulevard Of The Arts, Sarasota, Florida, on June 22, 2007 at 5:00 p.m. (Sarasota time) for the following purposes:

1.	to receive and consider the financial statements of the Corporation as at and for the year ended January 31, 2007 and the report of the auditors thereon;

2.	to fix the number of directors of the Corporation for the ensuing year at ten (10) and to elect the directors of the Corporation for the ensuing year;

3.	to appoint the auditors of the Corporation for the ensuing year and to authorize the directors of the Corporation to determine the remuneration to be paid to the auditors;

4.	to approve the stock option plan of the Corporation; and

5.	to transact such other business as may properly come before the Meeting.

each as described in the Management Information Circular accompanying this Notice.

The Board of Directors has fixed the close of business on May 15, 2007 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting and at any adjournment thereof.

INFORMATION RELATING TO THE MATTERS TO BE BROUGHT BEFORE THE MEETING IS SET FORTH IN THE MANAGEMENT INFORMATION CIRCULAR WHICH ACCOMPANIES THIS NOTICE AND WHICH IS EXPRESSLY MADE A PART OF THIS NOTICE.

Shareholders who are unable or do not wish to attend the Meeting are requested to date, sign and return the enclosed form of proxy duly completed to Adams Corporate Services Limited, P.O. Box 62, Station Main, Keswick, Ontario Canada, L4P 3E1, so that it is received not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the Meeting or any adjournment thereof to ensure representation whether or not such shareholder is able personally to attend the Meeting. If the shareholder receives more than one instrument of proxy because such shareholder owns Common Shares of the Corporation registered in different names or addresses, each instrument of proxy should be completed and returned.

DATED at Sarasota, Florida as of the 24th day of May, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Carl Ritter
Carl Ritter
Chairman and Chief Executive Officer